EXHIBIT 10.17

SEAGATE TECHNOLOGY

2004 STOCK COMPENSATION PLAN

PERFORMANCE SHARE BONUS AGREEMENT

(with acknowledgement of Compensation Recovery Policy)

Seagate Technology (the “Company”) has awarded you shares of Common Stock of the Company, pursuant to the provisions of the Company’s 2004 Stock Compensation Plan (the “Plan”), the Performance Share Bonus Grant Notice (including any attachments thereto, “Grant Notice”) and this Performance Share Bonus Agreement (including any attachments hereto, “Agreement”) (collectively, the “Award”). Defined terms not explicitly defined in this Agreement or the Notice but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award are as follows:

1. GRANT OF PERFORMANCE SHARES. You are entitled to the aggregate number of shares of Common Stock (the “Performance Shares”) specified in your Grant Notice pursuant to the terms and conditions of this Agreement. You agree to execute three (3) copies of the Assignment Separate From Certificate (with date and number of shares blank) in the form attached to the Grant Notice as Attachment III and one (1) copy of the Joint Escrow Instructions in the form attached to the Grant Notice as Attachment IV and to deliver the same to the Company, along with the certificate or certificates evidencing the Performance Shares, for use by the Escrow Agent pursuant to the terms of the Joint Escrow Instructions (as further described in Section 2(d) below). Notwithstanding anything herein to the contrary, your Award is subject to and contingent upon the approval of the Company’s shareholders at the Company’s 2007 annual general meeting of shareholders of certain amendments to the Plan as previously approved by the Committee (subject to shareholder approval) and to be presented to shareholders at such meeting. If the Company’s shareholders do not approve the amendments to the Plan presented to shareholders at the Company’s 2007 annual general meeting of shareholders, this Award will be forfeited in its entirety at that time and be of no further force or effect.

2. VESTING & COMPANY’S REPURCHASE RIGHT.

(a) Subject to the limitations contained herein, the Performance Shares will vest as provided in Schedule A to the Grant Notice, provided that, except as set forth in Schedule A to the Grant Notice, vesting will cease upon the termination of your Continuous Service with the Company and its Subsidiaries and Affiliates (“Termination”). Notwithstanding anything to the contrary, the vesting of the Performance Shares shall be conditioned upon your making adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the release of the Performance Shares from the Company’s Repurchase Right (as defined in Section 2(b) below) or at the time a Section 83(b) election (as described in further detail below) is made, whether by withholding (whether authorized pursuant to Section 8(b) of this Agreement or otherwise), direct payment to the Company, the triggering of the automatic sale provisions of Section 8(d) of this Agreement, or otherwise. In addition, if on any date on which the Performance Shares would otherwise vest you would be in violation of Rule 10b-5 promulgated under the Exchange Act if you were to sell any of the Performance Shares on that date, the vesting of those Performance Shares shall be delayed until the first date on which you would no longer be in violation of Rule 10b-5, unless, prior to the commencement of any trading blackout or closed window period in effect on the scheduled vesting date, you established an effective Rule 10b5-1 trading plan that provides for the sale of a sufficient number of the Performance Shares scheduled to vest on such vesting date to fund the payment of any tax withholding obligations imposed in connection with the vesting of the Performance Shares, which trading plan remains in effect on the applicable vesting date.

(b) The Company shall, simultaneously with your voluntary or involuntary Termination for any reason (including death or Disability), automatically reacquire without payment of any consideration by the Company all of the Performance Shares that have not yet vested in accordance with the Grant Notice (after taking into account any accelerated vesting as a result of such Termination) (the “Repurchase Right”) on the date of your Termination (the “Termination Date”) and any and all accrued but unpaid dividends paid or payable with respect to Performance Shares that have not yet vested as of the Termination Date automatically shall be forfeited to the Company without payment of any consideration by the Company, and neither you nor any of your successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Performance Shares, certificates or dividends.

(c) Immediately following the 7th anniversary of the Vesting Commencement Date the Company shall automatically reacquire without payment of any consideration by the Company all of the Performance Shares that have not yet vested on or prior to the 7th anniversary of the Vesting Commencement Date in accordance with the Grant Notice, and any and all accrued but unpaid dividends paid or payable with respect to such Performance Shares automatically shall be forfeited to the Company without payment of any consideration by the Company, and neither you nor any of your successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Performance Shares, certificates or dividends.

(d) The shares issued under your Award and any dividends paid thereon shall be held in escrow pursuant to the terms of the Joint Escrow Instructions attached to the Grant Notice as Attachment IV.

(e) Subject to the provisions of your Award, you shall exercise all rights and privileges of a shareholder of the Company with respect to the Performance Shares deposited in escrow. You shall be deemed to be the holder of the Performance Shares for purposes of receiving any dividends that may be paid with respect to such Performance Shares and for purposes of exercising any voting rights relating to such Performance Shares, even if some or all of such Performance Shares have not yet vested and been released from the Company’s Repurchase Right.

(f) If, from time to time, there is any stock dividend, stock split or other change in the character or amount of any of the outstanding stock of the corporation the stock of which is subject to the provisions of your Award, then in such event any and all new, substituted or additional securities or property to which you are entitled by reason of your ownership of the Performance Shares acquired under your Award shall be immediately subject to the Repurchase Right with the same force and effect as the Performance Shares subject to the Repurchase Right immediately before such event.

(g) If at any time during the term of the Repurchase Right, there occurs a Change of Control, then: (i) if there will be no successor to the Company, the Company shall apply its Repurchase Right as to all or any portion of the shares then subject to the Repurchase Right set forth above to the same extent as if your Termination had occurred on the date preceding the date of consummation of said event or transaction, or (ii) if there will be a successor to the Company, the Company shall assign its Repurchase Right to any successor of the Company, and the Repurchase Right shall apply in the event of your Termination with such successor on the same basis as set forth above in Section 2(b). In that case, references herein to the “Company” shall be deemed to refer to such successor. In addition, such successor may elect at the time of the assignment to purchase all, but not less than all, of the unvested Performance Shares held by you at the then current Fair Market Value of the Company’s Common Stock (or the security into which such Common Stock has been converted), and the Repurchase Right shall thereupon immediately lapse as to all such shares.

3. NUMBER OF SHARES. The number of Performance Shares subject to your Award may be adjusted from time to time for changes in capitalization, as provided in Article XIII of the Plan.

4. SEAGATE TECHNOLOGY COMPENSATION RECOVERY FOR FRAUD OR MISCONDUCT POLICY. The Participant hereby acknowledges and agrees that the Participant and the award evidenced by this Agreement are subject to the Seagate Technology Compensation Recovery for Fraud and Misconduct Policy as in effect from time to time, a current copy of which is attached hereto as Exhibit A. To the extent the Participant is subject to the policy, the terms and conditions of the policy are hereby incorporated by reference into this Agreement.

5. SECURITIES LAW COMPLIANCE. You will not be issued any shares under your Award unless the shares are either (a) then registered under the Securities Act or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

6. RESTRICTIVE LEGENDS. The shares issued under your Award shall be endorsed with appropriate legends determined by the Company.

7. TRANSFERABILITY. The Performance Shares that remain subject to the Company’s Repurchase Right may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant without the prior written consent of the Company and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

8. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or on the part of the Company or an Affiliate to continue your employment. In addition, nothing in your Award shall obligate the Company or an Affiliate, their respective shareholders, boards of directors, Officers or Employees to continue any relationship that you might have as an Employee, Director or Consultant for the Company or an Affiliate.

9. TAX CONSEQUENCES. Set forth below is a brief summary as of the Grant Date of certain United States federal income tax consequences of the award of Performance Shares. THIS SUMMARY DOES NOT ADDRESS EMPLOYMENT, SPECIFIC STATE, LOCAL OR FOREIGN TAX CONSEQUENCES THAT MAY BE APPLICABLE TO YOU. YOU UNDERSTAND THAT THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE.

(a) Unless you make a Section 83(b) election as described below, you shall recognize ordinary income at the time or times the restrictions lapse with respect to the Performance Shares that have been released from the Repurchase Right in an amount equal to the the fair market value of such shares on each such date and the Company shall be required to collect all the applicable withholding taxes with respect to such income.

(b) At the time your Award is made, or at any time thereafter as requested by the Company, you hereby authorize, to the fullest extent not prohibited by applicable law, withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your Award. However, no such withholding shall be made unless the net proceeds from the automatic sale, if permitted, of certain Performance Shares as set forth in Section 8(d) below are not sufficient to satisfy such withholding obligations.

(c) Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to issue a certificate for such Performance Shares or release such Performance Shares from any escrow provided for herein.

(d) In the event that (a) you are not subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, on a date that the Repurchase Right lapses with respect to some or all of the Performance Shares (“Lapse Date”) and (b) you have not made a Section 83(b) Election or taken similar action under other applicable law such that you incur a tax liability on such Lapse Date, then the Escrow Agent determined under Section 2(d) above shall sell forty percent (40%) of those shares of Performance Shares with respect to which the Repurchase Right shall have lapsed on the Lapse Date and a Section 83(b) Election was not made or similar action was not taken. The net proceeds from such sale shall be remitted to the relevant tax authorities by the Escrow Agent for your benefit in the amounts directed by the Company and any remaining net proceeds, if any, shall be delivered to you.

10. SECTION 83(b) ELECTION. You hereby acknowledge that you have been informed that, with respect to the grant of Performance Shares, you may file an election with the Internal Revenue Service, within 30 days of the Grant Date, electing pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed currently on the fair market value of the Performance Shares on the Grant Date (“Section 83(b) Election”).

YOU ACKNOWLEDGE THAT IF YOU CHOOSE TO FILE AN ELECTION UNDER SECTION 83(b) OF THE CODE, IT IS YOUR SOLE RESPONSIBILITY AND NOT THE COMPANY'S TO FILE TIMELY SUCH SECTION 83(b) ELECTION, EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON YOUR BEHALF.

BY SIGNING THIS AGREEMENT, YOU REPRESENT THAT YOU HAVE REVIEWED WITH YOUR OWN TAX ADVISORS THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THAT YOU ARE RELYING SOLELY ON SUCH ADVISORS AND NOT ON ANY STATEMENTS OR REPRESENTATIONS OF THE COMPANY OR ANY OF ITS AGENTS. YOU UNDERSTAND AND AGREE THAT YOU (AND NOT THE COMPANY) SHALL BE RESPONSIBLE FOR ANY TAX LIABILITY THAT MAY ARISE AS A RESULT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

11. NOTICES. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

12. MISCELLANEOUS.

(a) The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

13. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

EXHIBIT A

SEAGATE TECHNOLOGY COMPENSATION RECOVERY FOR FRAUD OR MISCONDUCT

POLICY

Effective January 29, 2009

The Seagate Technology Compensation Recovery for Fraud or Misconduct Policy is intended to support accurate disclosure by recovering compensation paid to an executive covered by this policy where such compensation was based on incorrectly reported financial results due to the fraud or willful misconduct of the executive who received such compensation.

Employees Covered:

“Executive” is defined as U.S. employees of Seagate Technology or one of its subsidiaries (the “Company”) at the Senior Vice President level or above and any other officers subject to Section 16 of the Securities Exchange Act of 1934, as amended.

Compensation Covered:

The repayment and other obligations of an Executive described in this policy apply to any bonus paid, stock grant issued (whether or not vested) and/or vested during the covered period, or stock option exercised during the covered period, defined as the period commencing with the later of the effective date of this policy or the date that is four years prior to beginning of the fiscal year in which a restatement is announced and ending on the date recovery is sought pursuant to this policy; provided, however, that in no event shall this policy apply to any stock or option award granted before the effective date of this policy.

Fraud or Misconduct:

For the purposes of this policy, “Fraud” or “Misconduct” shall mean any of the following events that are significant contributing factors to a restatement of the Company’s financial results, as determined pursuant to “Determination of Fraud or Misconduct”, below: (A) embezzlement or theft by the Executive, (B) the commission of any act or acts on the Executive’s part resulting in the conviction (or plea of guilty or nolo contendere) of such Executive of a felony under the laws of the United States or any state (or equivalent law of any jurisdiction outside of the United States), (C) Executive’s willful malfeasance or willful misconduct in connection with Executive’s financial reporting obligations for the Company, or (D) Executive’s other misrepresentation, act, or omission which is materially injurious to the Company’s financial reporting obligations.

Recovery Event:

A recovery event occurs when:

•	The Company issues a restatement of financial results, and

•

The independent members of the Board of Directors determine in good faith that the Fraud or Misconduct of an Executive covered by this policy was a significant contributing factor to such restatement, and

•

During the covered period, (i) some or all of a bonus previously paid or performance-based stock grant that vested prior to such restatement, in either case, having a value of at least $100,000, would not have been paid or become vested, as applicable, based upon the restated financial results, (ii) the Executive exercised one or more stock options, sold the Company’s common shares acquired upon such exercises and in the aggregate realized proceeds of at least $100,000 or (iii) the Executive sold the Company’s common shares attributable to one or more non-performance-based stock grants and in the aggregate realized proceeds of at least $100,000.

Determination of Fraud or Misconduct:

The determination of whether an Executive’s Fraud or Misconduct was a significant contributing factor to the Company’s restatement of financial results shall only be made by the affirmative vote of a majority of all of the independent members of the Board at an in-person meeting of the independent members of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive, with or without legal counsel, is given an opportunity to be heard at such meeting). Any determination by the Board pursuant to this policy shall be subject to the Executive’s right to review by an arbitrator pursuant to procedures set forth in the Seagate Executive Severance and Change of Control Plan, a copy of which is attached hereto.

Repayment Obligation:

Upon receiving from the Company the revised calculations and determination of the independent members of the Board of Directors setting forth the amount of a previously paid bonus or bonuses that would not have been paid and/or a performance-based stock grant or grants that would not have vested, in all cases based upon the restated financial results, and/or the proceeds of sales of shares acquired upon the exercise of stock options or following the vesting of any non-performance-based stock grants, the affected Executive will be required to deliver, within 30 days of such written notification of the amount due, to the Company an amount in equal to: (i) the bonus payments that would not have been made during the covered period had the restated financial results been used to determine such bonus awards; (ii) with respect to a performance-based stock grant that was issued and/or vested during the covered period, an amount in cash or equivalent value in the Company’s common shares (or a combination of the two) equal to the net proceeds realized by the Executive upon the issuance and, if applicable, subsequent sale of any stock that would not have been issued or vested based upon the restated financial results; (iii) with respect to any stock option that was exercised during the covered period, an amount in cash equal to the net proceeds realized by the Executive upon the sale during the covered period of some or all of the stock acquired upon the exercise of such stock option; and (iv) with respect to the sale of shares following the vesting of any non-performance-based stock grant, an amount in cash determined by the independent members of the Board of Directors to be attributable to the Executive’s Fraud or Misconduct. The Executive shall also immediately comply with any instructions delivered by the Company with respect to any of the Company’s common shares that have not yet been sold or otherwise disposed of and would not have been issued or vested based upon the restated financial results. For this purpose, “net proceeds” shall be net of any brokerage commissions and amounts paid to the Company to satisfy the aggregate exercise price and/or tax withholding obligations paid in respect of the award. With respect to amounts to be paid in cash, the form of payment may be a certified cashier check, money transfer, or other method as approved by the Board of Directors.

Other Terms:

The Company shall be able to enforce the repayment obligation described in this policy by all legal means available, including, without limitation, by withholding such amount from other sums owed to the affected Executive.